Exhibit 10.1

METHODE ELECTRONICS, INC. 2010 CASH INCENTIVE PLAN

1.                                      Preamble.

Methode Electronics, Inc., a Delaware corporation (the “Company”), hereby establishes the Methode Electronics, Inc. 2010 Cash Incentive Plan (the “Plan”) as an incentive for selected officers and key employees of the Company to improve corporate performance by providing each participating officer and other selected key employees with an opportunity to receive a cash incentive payment based upon the accomplishment of certain performance criteria.

2.                                      Definitions and Rules of Construction.

2.01           Definitions.

(a)           “Affiliate” means any entity in which, in the opinion of the Committee, the Company has a significant economic interest during any period.

(b)           “Award” means the grant of a cash incentive award hereunder.

(c)           “Award Date” means the date upon which an Award is granted to a Participant under the Plan.

(d)           “Board” or “Board of Directors” means the board of directors of the Company.

(e)           “Cause” means:

(i)                                     Participant’s conviction of a felony;

(ii)                                  Participant’s commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to Participant to the detriment of the Company;

(iii)                               repeated violations of Participant’s responsibilities which are demonstrably willful and deliberate, provided that such violations have continued more than ten (10) days after the Board of Directors of the Company has given written notice of such violations and of its intention to terminate Participant’s employment because of such violations;

(iv)                              any willful misconduct by the Participant which affects the business reputation of the Company;

(v)                                 breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Affiliate or Subsidiary; or

(vi)                              Participant’s violation of the Company’s code of conduct.

The Participant shall be considered to have been discharged for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.

(f)            “Change of Control” shall be deemed to have occurred on the first to occur of any of the following as a result of one transaction or a series of transactions:

(i)                                     the date any one “person” or more than one person acting as a “group” (as such terms as used in the Securities Exchange Act of 1934, as amended) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s)) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(ii)                                  the date a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)                               the date any one “person” or more than one person acting as a “group” (as such terms as used in the Securities Exchange Act of 1934, as amended) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% percent of the fair market value or total voting power of the stock of the Company.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section  1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

(g)           “Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

(h)           “Committee” means the Compensation Committee of the Board of Directors.

(i)            “Company” means Methode Electronics, Inc., a Delaware corporation, and any successor thereto.

(j)            “Family Members” mean with respect to an individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the individual’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the individual) control the management of assets, and any other entity in which these persons (or the individual) own more than 50% of the voting interests.

(k)           “Participant” means an individual to whom an Award has been granted under the Plan.

(l)            “Plan” means the Methode Electronics, Inc. 2010 Cash Incentive Plan, as set forth herein and from time to time amended.

(m)          “Subsidiary” means any entity during any period of which the Company owns or controls more than 50% of (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.

2.02           Rules of Construction.

(a)           Governing Law and Venue.  The construction and operation of this Plan are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, and any litigation arising out of this Plan shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

(b)           Undefined Terms.  Unless the context requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.

(c)           Headings.  All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

(d)           Conformity with Section 162(m).  Any awards issued to covered employees (as defined in Section 162(m) of the Code) with any of the performance criteria listed in Section 5 are intended to qualify as performance-based compensation under Section 162(m) of the Code to which the applicable remuneration limits of Section 162(m)(1) do not apply.

(e)           Conformity with Section 409A.  Awards under the Plan are intended to comply with Section 409A of the Code or an exception to Section 409A of the Code, and all provisions of the Plan shall be construed in conformity with this intention.  To the extent required by Section 409A of the Code, any reference to “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Section 409A of the Code unless such event also constitutes a “separation from service” within the meaning of Section 409A of the Code.

If a Participant is a “specified employee” within the meaning of Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of the Participant’s separation from service, to the extent any payment under this Plan constitutes deferred compensation within the meaning of Section 409A of the Code (after taking into account any applicable exemptions from Section 409A of the Code) that is payable upon a separation from service, then, to the extent required by Section 409A of the Code, no payments due under this Plan may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, on the first day of the seventh month following the Participant’s separation from service.

Notwithstanding any provision of the Plan or any agreement evidencing an Award to the contrary, in the event that the Committee determines that any Award may not or does not comply with Section 409A of the Code, the Board of Directors or the Committee may adopt such amendments to the Plan and the agreement evidencing the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee or Board of Directors, as applicable, determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.  If this Plan or an Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its Affiliates shall have any liability for any tax penalty or interest imposed on a Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Section 409A of the Code.

(f)            Gender.  Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons of any gender.

(g)           Singular and Plural.  Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

(h)           Severability.  If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.                                      Administration.

The Committee shall administer the Plan.  All determinations of the Committee are made by a majority vote of its members.  The Committee’s determinations are final and binding on all Participants.  In addition to any other powers set forth in this Plan, the Committee has the following powers:

(a)           to construe and interpret the Plan;

(b)           to establish, amend and rescind appropriate rules and regulations relating to the Plan;

(c)           subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the form of agreements which evidence such Awards, the amount of such Award, the performance targets to be achieved to receive payment of the Award, the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 14 hereof, to amend or modify any of the terms of outstanding Awards;

(d)           to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards; and

(e)           generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable.

Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

4.                                      Eligible Participants.

Present and future officers and key employees of the Company or any Subsidiary shall be eligible to participate in the Plan.  The Committee from time to time shall select those officers and key employees of the Company and any Subsidiary of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the amount of any Award to be awarded to each Participant.

5.                                      Performance Criteria (162(m) Awards).

Subject to the terms of the Plan, the Committee, in its discretion, may make the grant or vesting of an Award to a “covered employee” (as defined in Section 162(m) of the Code and the regulations thereunder), or any other Participant who is a key employee of the Company or a Subsidiary and is identified as a covered employee in the agreement evidencing the Award, subject to performance criteria (a “162(m) Award”).  All 162(m) Awards shall be granted by the Committee when composed of two or more outside directors, as prescribed by Section 162(m) of the Code and the regulations thereunder.  The Committee shall certify that the performance goals and other material terms have been satisfied before payment of a 162(m) Award is made.  All 162(m) Awards shall be paid solely on account of the attainment of one or more pre-established, objective performance goals, which goals shall be established on a timely basis, in conformity with the timing requirements of Section 162(m) of the Code.  Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such performance goals or to increase the amount payable pursuant to a 162(m) Award after the performance goals have been established; provided, however, the Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any 162(m) Award; and provided further that the Committee shall have the authority, to the extent consistent with the “qualified performance-based compensation” exception of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e), to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Permissible performance goals include any one of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures:

(a)           meeting specific targets for or growth in:

(1)                                 stock price,

(2)                                 net sales (dollars or volume),

(3)                                 cash flow,

(4)                                 operating income,

(5)                                 net income,

(6)                                 earnings per share,

(7)                                 earnings before taxes,

(8)                                 earnings before interest and taxes,

(9)                                 earnings before interest, taxes, depreciation and amortization (EBITDA),

(10)                          internal enterprise value (the product of the last twelve (12) months EBITDA times the “historic multiple of EBITDA” adjusted for cash, short-term investments on hand, debt and preferred stock at the end of the measurement period.  The “historic multiple of EBITDA” is determined by dividing (i) the product of the average price per share of Common Stock for the year of measurement (adjusted for cash, short-term investments on hand, debt and preferred stock at the end of the measurement period) times the average number of shares of Common Stock outstanding during the year of measurement, by (ii) the actual EBITDA for the corresponding year.  Internal enterprise value can be based on a gross value or a per share of Common Stock basis), or

(11)                          external enterprise value (the fair market value per share of Common Stock as determined by a bona fide offer for the purchase of the Company’s Common Stock outstanding (including any stock equivalents convertible to Common Stock));

(b)           return on:

(1)                                 net sales,

(2)                                 assets or net assets, or

(3)                                 invested capital;

(c)           management of:

(1)                                 working capital,

(2)                                 expenses,

(3)                                 cash flow,

(4)                                 debt or debt service, or

(5)                                 leverage;

(d)           meeting specific targets for or growth in:

(1)                                 productivity,

(2)                                 specified product lines,

(3)                                 market share,

(4)                                 product development,

(5)                                 customer service or satisfaction,

(6)                                 employee satisfaction,

(7)                                 strategic innovation, or

(8)                                 acquisitions;

(e)           specific personal performance improvement objectives relative to:

(1)                                 formal education,

(2)                                 executive training,

(3)                                 leadership training; or

(4)                                 succession planning;

(f)            any other criteria established by the Committee (but only if such other criteria are approved by the stockholders).

The material terms of this Plan shall be disclosed and approved by stockholders prior to payment of any 162(m) Award, in conformity with the requirements under Section 162(m) of the Code.  Subject to such deferral and/or other conditions as may be permitted or required by the Committee, cash amounts earned under an award will be paid or distributed as soon as practicable following the Committee’s determination and certification of such amounts.  Unless such a 162(m) Award is properly deferred under Section 9, all 162(m) Awards shall be paid to the Participant within two and one-half (2 ½) months after the end of the Company’s or the Participant’s taxable year in which the Participant became entitled to the payment of the 162(m) Award.  Notwithstanding anything to the contrary contained herein, no Participant may earn more than two (2) times his or her annual base salary at the beginning of the applicable performance period pursuant to an Award made under the Plan, except that Tandem Cash Awards shall be subject to a different limitation.  A Tandem Cash Award is an Award made under this Plan which Award is made at the same time as a restricted stock award.  Tandem Cash Awards shall have a maximum value of 50% of the aggregate fair market value as of the vesting date of the tandem restricted stock award.  Both a Tandem Cash Award and an award that is not a Tandem Cash Award subject to the dollar limitation listed above may be made in the same calendar year.  Any 162(m) Award that fails to meet the requirements under this Section 5 or the requirements under Section 162(m) and its regulations shall not be nullified or voided.  Instead, the Company may delay payment of such a 162(m) Award until the first date on which the Company anticipates or reasonably should anticipate that, if the payment were made on such date, the deduction with respect to such payment would no longer be restricted due to the application of Section 162(m) of the Code.

6.                                      Terms and Conditions of Cash Incentive Awards.

The Committee may, in its discretion, grant an Award to any Participant under the Plan.  Each Award shall be evidenced by an agreement between the Company and the Participant.  Such Award shall specify a performance period and performance criteria that must be satisfied in order for a payment to be made.  Such performance criteria may (but need not) include the goals itemized in Section 5 above.  The Award agreement shall specify the amount to be paid (or formula for determining the payment amount), the payment schedule for such Award, the expiration of such Award, and such other information necessary or desirable for the proper administration of such Award.  Unless such Award is properly deferred under Section 9, all Awards shall be paid to the Participant within two and one-half (2 ½) months after the end of the Company’s or the Participant’s taxable year in which the Participant became entitled to the Award payment.

7.                                      Acceleration of Payment.

Notwithstanding the above schedule, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, payment of a Participant’s Awards shall accelerate if a Participant’s employment with the Company and its Subsidiaries and Affiliates or service on the board of directors of the Company, a Subsidiary or an Affiliate is terminated due to: (i) retirement on or after such Participant’s sixty-fifth birthday; (ii) retirement on or after such Participant’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4); or (iv) death.  Any such payment shall be made within thirty (30) days following such retirement or death and shall be pro rated based on the performance to the date of retirement or death, as applicable.  The proration shall be based upon the method set forth in the agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the performance period prior to the date of retirement or death, as applicable, in relation to the total number of days during the performance period.

A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary or Affiliate, or vice versa, or a leave of absence approved by the Participant’s employer.  A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary or Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries and Affiliates).

8.                                      Effect of Change of Control.

Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, immediately following a Change of Control, payment of any outstanding Award shall be accelerated and paid within thirty (30) days following such Change of Control.  Payment of an Award shall be pro rated based on the performance to the date of the Change of Control.  The proration shall be based upon the method set forth in the agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the performance period prior to the Change of Control in relation to the total number of days during the performance period.

Payment of an Award subject to performance criteria shall be made on a pro rata basis, based on performance to date and on the total number of days during the performance period before the Change of Control in relation to the entire performance period.

9.                                      Deferrals.

A Participant may elect to defer receipt of all or a portion of an Award payment, subject to the rules listed below:

(a)           a deferral may be made for any amount of time, if the election is received by the Committee no later than the calendar year prior to the date of the grant of the applicable Award;

(b)           a deferral may be made no later than twelve (12) months before the portion of the Award vests, but payment must be deferred for at least five (5) years from the original payment date;

(c)           a Participant who first becomes eligible to participate in the Plan (or any other plan subject to the aggregation rules under Section 409A of the Code) may make a deferral for any amount of time, but such deferral must be made within the first thirty (30) days in which the Participant becomes eligible to participate and the deferral may only apply to compensation earned after the election is made;

(d)           a deferral may be made for any amount of time, but

(1)                                 such election must be made within thirty (30) days of the grant;

(2)                                 such election may only apply with respect to the portion of the Award whose vesting is contingent on the Participant performing services for at least an additional twelve (12) months from the date of election; and

(3)                                 such election may not be not effective until twelve (12) months from the date it is made; or

(e)           a deferral may be made for any amount of time up until six (6) months before the Award vests if the Award is for performance-based compensation (as determined under Section 409A of the Code) measured over a period of at least twelve (12) months and either

(1)                                 the amount of the compensation cannot be reasonably ascertained at the time of the election, or

(2)                                 the performance requirement is still not substantially certain to be met at the time of the election.

Notwithstanding any other provision of this Plan, a deferred Award shall be accelerated and paid out upon a Participant’s separation from service as defined in Section 409A of the Code or death, except that a Participant who is a “specified employee” under Section 409A of the Code shall have the payment of such Participant’s deferred Award delayed for an additional six (6) months after his separation from service to the extent required to comply with Section 409A of the Code.

10.                               Nontransferability of Awards.

All Awards granted pursuant to this Plan are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee’s discretion after vesting.  With the approval of the Committee, a Participant may transfer an Award for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer.  The transfer of an Award pursuant to this Section 10 shall include a transfer of the right set forth in Section 14 hereof to consent to an amendment or revision of the Plan and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.

11.                               Withholding Taxes.

The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards.

12.                               No Right to Employment.

Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company, its Subsidiaries, or an Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

13.                               Funding.

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Participant any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Participant with any rights that are greater than those of a general creditor of the Company.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under applicable law.  However, the Company may establish a “Rabbi Trust” for purposes of securing the payment pursuant to or following a Change of Control provided the funding of such trust does not violate Section 409A(b)(3) of the Code.

14.                               Amendment of the Plan.

The Board of Directors may from time to time amend or revise the terms of this Plan in whole or in part, subject to the following limitations.  No amendment may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, no such consent shall be required if the Committee determines in its sole and absolute discretion that the amendment or revision is required or advisable in order for the Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (ii) is otherwise in the best interests of the Company or its stockholders.  The Committee may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence.

15.                               Forfeiture; Clawback.

The Committee may, in its sole discretion, specify in the applicable agreement evidencing an Award that any realized gain with respect to options or stock appreciation rights and any realized value with respect to other Awards shall be subject to forfeiture or clawback, in the event of (i) a Participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or any of its Affiliates or (ii) a financial restatement that reduces the amount of bonus or incentive compensation previously awarded to a Participant that would have been earned had results been properly reported.

16.                               Effective Date and Termination of Plan.

(a)           Effective Date.  This Plan is effective as of the date of its approval by the stockholders of the Company.  Awards may be made under this Plan prior to stockholder approval, but such Awards shall be conditioned on the approval of this Plan by stockholders of the Company.

(b)           Termination of the Plan.  The Plan will terminate five (5) years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto.  Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.